Exhibit 99.1

                Pactiv Revises Earnings Outlook Due to
               Significantly Higher Raw Material Costs

    LAKE FOREST, Ill.--(BUSINESS WIRE)--Sept. 20, 2004--Pactiv Corporation (NYSE:PTV) today announced that it has revised its full year 2004 earnings per share outlook excluding restructuring charges to a range of $1.40 to $1.45 from its previously announced range of $1.50 to $1.56. The fourth quarter, and to a lesser extent, the third quarter, will be impacted. The earnings per share range excluding restructuring charges for the third quarter is anticipated to be $0.38 to $0.40. While demand remains strong across all business segments, newly announced raw material cost increases are expected to negatively impact results. The Company reaffirms its outlook for 2004 free cash flow (cash from operating activities less capital expenditures) of $230 million to $240 million after spending $36 million on a previously announced restructuring program.
    "Since our last earnings release, resin suppliers have announced substantial new cost increases. It is difficult to determine how much of these increases will ultimately be realized, but we believe that in the current energy and chemical intermediates environment, raw materials are likely to rise beyond what the market envisioned 45 days ago," said Richard L. Wambold, chairman and chief executive officer of Pactiv. "Our businesses remain strong and healthy, with third quarter sales growth expected to be in a range of 6 percent to 8 percent, showing strength in all segments."
    "Throughout this year we have raised selling prices several times to offset higher raw material costs, and we have announced additional pricing actions for implementation over the next few months. We are confident that these pricing actions and our continued focus on productivity and cost control will begin to improve margins as resin costs plateau. Longer term, we expect the top-line growth we are seeing to be reflected in strong earnings performance," Wambold concluded.

    Other

    This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached "Regulation G GAAP Reconciliation".

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as "revised its full year 2004 outlook...", "earnings per share...is anticipated to be...", "raw material cost increases are expected...", "reaffirms its outlook for 2004 free cash flow", "it is difficult to determine how much of these increases will ultimately be realized", "believe that ...raw materials are likely to rise beyond what the market envisioned 45 days ago", "...sales growth expected to be in a range of 6 percent to 8 percent...", "we are confident that these pricing actions...will begin to improve margins...", and "...we expect the top-line growth we are seeing to be reflected in strong earnings performance". These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 56 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Pactiv Corporation, a $3.1 billion company, is a leading provider of advanced packaging solutions for the consumer, foodservice/food packaging and protective/flexible packaging markets. The specialty packaging leader currently operates 79 facilities in 14 countries around the world. For more information about Pactiv, visit the company's web site at www.pactiv.com.


                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                           Outlook for 2004

                           Three months ended    Twelve months ended
                           September 30, 2004     December 31, 2004
                          --------------------- ---------------------
Diluted earnings per share   Low        High       Low        High
                           estimate   estimate   estimate   estimate
                          ---------- ---------- ---------- ----------
Continuing operations - US
 GAAP basis                   $0.37      $0.39      $1.01      $1.06
Adjustments to exclude
 restructuring
 and other charges             0.01       0.01       0.39       0.39
                          ---------- ---------- ---------- ----------

Continuing operations
 excluding restructuring
 and other charges (a)        $0.38      $0.40      $1.40      $1.45
                          ========== ========== ========== ==========


                           Twelve months ended
                            December 31, 2004
                          ---------------------
Free cash flow (in           Low        High
 millions)                 estimate   estimate
                          ---------- ----------
Cash flow provided by
 operating activities - US
 GAAP basis                    $340       $350
Less: capital expenditures     (110)      (110)
                          ---------- ----------

Free cash flow (b)             $230       $240
                          ========== ==========

(a) In accordance with generally accepted accounting principles (US
GAAP), reported net income from continuing operations includes the after-tax effects of restructuring and other charges. The company's management believes that by adjusting reported net income from continuing operations to exclude the effects of these items, the resulting earnings present an operationally-oriented depiction of the company's performance. The company's management uses earnings excluding restructuring and other charges to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow provided by operating activities less amounts for capital expenditures. Both of these amounts have been calculated in accordance with US GAAP. The company's management believes free cash flow, as defined, provides a useful measure of the company's liquidity. The company's management uses free cash flow as a measure of cash available to fund required or early debt retirement, incremental investing, or financing activities, such as, but not limited to, acquisitions and share repurchases.

    CONTACT: Pactiv Corporation
             Investor Relations
             Christine Hanneman, 847-482-2429
             channeman@pactiv.com
             or
             Media Relations
             Lisa Foss, 847-482-2704
             lfoss@pactiv.com